                                                                Exhibit 5.1

                                     [LETTERHEAD]



                                   February 7, 1997


AMERITRADE HOLDING CORPORATION
4211 South 102nd Street
Omaha, Nebraska  68127

Ladies and Gentlemen:

    We have acted as your counsel in connection with the registration of certain shares of Class A Common Stock, $.01 par value per share (the "Shares") of Ameritrade Holding Corporation, a Delaware corporation (the "Company"), to be sold by the Company and certain of its stockholders (the "Selling
Stockholders").

    In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

    Based upon and subject to the foregoing, we are of the opinion that:

         (i) The Shares to be sold by the Company, when issued against payment of the agreed consideration therefor, will be legally issued, fully paid and non-assessable; and

         (ii) The Shares to be sold by the Selling Stockholders, assuming receipt of the agreed consideration therefor, have been legally issued and are fully paid and non-assessable.

    We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. With respect to any opinions contained herein on matters governed by the General Corporation Law of the State of Delaware, you are aware that we are not admitted to the Bar of the State of Delaware and that such opinions are based solely upon our familiarity with the General Corporation Law of the State of Delaware as a result of our prior involvement in transactions of a nature similar to those described in this opinion.

    This opinion letter is furnished by us solely for your benefit and are not to be used, quoted or otherwise relied upon by any other person, or by you for any other purpose, or filed or furnished to any governmental agency or any other person, without our prior written consent.

    We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering the Shares and to the reference to this firm under the caption "Validity of Class A Stock" contained therein.


                                         Very truly yours,

                                         /s/ Mayer, Brown & Platt
                                         ---------------------------
                                             MAYER, BROWN & PLATT